INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(d)(15)

May 1, 2022

Voya Partners, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement, Voya Investments, LLC ("VIL"), the investment manager to VY® Columbia Contrarian Core Portfolio (the "Portfolio"), a series of Voya Partners, Inc. ("VPI"), agrees that, from May 1, 2022 through May 1, 2023, VIL shall waive all or a portion of its management fee and/or reimburse expenses to limit ordinary operating expenses, excluding interest, taxes, other investment-related costs, leverage expenses, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Portfolio's business, and expenses of any counsel or other persons or services retained by VPI's directors who are not "interested persons," as that term is defined in the Investment Company Act of 1940, in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Ratios
	(as a percentage of average net assets)
			Share Classes
	Adviser	Initial	R6	Service	Service 2
VY® Columbia Contrarian Core Portfolio	1.25%	0.75%	0.75%	1.00%	1.15%

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2022 through May 1, 2023. VIL acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2022

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VPI.

Very sincerely,

By: /s/ Todd Modic___________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Partners, Inc.

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized